UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Roob, Richard
   51 Chestnut Ridge Road
   Montvale, NJ  07645
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Benjamin Moore & Co.

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock/$3.33 1/3 Par |12/15/|U   | |276,770           |D  |$37.82     |-0-                |D     |                           |
Value                      |00    |    | |                  |   |           |                   |      |                           |
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Common Stock/$3.33 1/3 Par |12/15/|U   | |70,000            |D  |$37.82     |-0-                |I     |By Spouse*                 |
Value                      |00    |    | |                  |   |           |                   |      |                           |
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Common Stock/$3.33 1/3 Par |12/15/|U   | |57,600            |D  |$37.82     |-0-                |I     |As Co-Trustee UW BM Belcher|
Value                      |00    |    | |                  |   |           |                   |      |*                          |
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Common Stock/$3.33 1/3 Par |12/15/|U   | |24,177            |D  |$37.82     |-0-                |I     |As Co-Trustee UA Marie Hall|
Value                      |00    |    | |                  |   |           |                   |      |er*                        |
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Common Stock/$3.33 1/3 Par |12/15/|U   | |28,578            |D  |$37.82     |-0-                |I     |As Co-Trustee UW E Eisenste|
Value                      |00    |    | |                  |   |           |                   |      |in*                        |
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Common Stock/$3.33 1/3 Par |12/14/|J   | |4,134             |D  |           |                   |I     |As Co-Trustee of Benjamin M|
Value                      |00    |    | |                  |   |           |                   |      |oore Co.                   |
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                           |12/15/|U   | |956,544           |D  |$37.82     |140,314            |      |Employees' Stock Ownership |
                           |00    |    | |                  |   |           |                   |      |Plan                       |
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*Disclaimed beneficial owne|      |    | |                  |   |           |                   |      |Trust**                    |
rship with respect to such |      |    | |                  |   |           |                   |      |                           |
shares.                    |      |    | |                  |   |           |                   |      |                           |
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**See Reverse Side.        |      |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$24.42  |***  |    | |           |   |12/15|8/10/|Common Stock|       |       |30,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |/00  |03   |/          $|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |3.33 1/3 Par|       |       |            |   |            |
                      |        |     |    | |           |   |     |     | Value      |       |       |            |   |            |
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Employee Stock Option |$27.71  |**** |    | |           |   |12/15|3/26/|Common Stock|       |       |60,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |/00  |08   |/          $|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |3.33 1/3 Par|       |       |            |   |            |
                      |        |     |    | |           |   |     |     | Value      |       |       |            |   |            |
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Employee Stock Option |$28.00  |**** |    | |           |   |12/15|3/05/|Common Stock|       |       |54,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |/00  |09   |/          $|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |3.33 1/3 Par|       |       |            |   |            |
                      |        |     |    | |           |   |     |     | Value      |       |       |            |   |            |
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Employee Stock Option |$29.45  |**** |    | |           |   |12/15|04/26|Common Stock|       |       |10,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |/00  |/10  |/          $|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |3.33 1/3 Par|       |       |            |   |            |
                      |        |     |    | |           |   |     |     | Value      |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
FOOTNOTE - TABLE
I
**Disclaims beneficial ownership with respect to such shares in tax qualified trust, except as to shares allocated to reporting person as a participant in accordance with the Plan's terms which as of October 31, 2000 were
10,439 shares. Said shares were disposed of pursuant to the tender of shares in a change of control transaction.
J=Private plan distribution by a qualified ESOP to participant other than the reporting person.
FOOTNOTE - TABLE
II
***Previously reported exempt option grant to reporting person under Rule 16b-3 under the Benjamin Moore & Co.
1993 Stock Option Plan.
****Previously reported exempt option grants to reporting person under Rule 16b-3 under the 1998 Stock Incentive
Plan.
SIGNATURE OF REPORTING PERSON
/s/Richard Roob
DATE
January 9, 2001